Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Third Quarter 2024 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s third quarter 2024 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our third quarter 2024 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the

Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thanks Camilo. Good afternoon and welcome to those joining us today to discuss our third quarter 2024 results. Following a very strong first half of the year, we are pleased to deliver another record quarter across various financial metrics. We generated record revenue, gross profit, and cash flow in the third quarter. Our performance underscores the strength of our business and the commitment of our exceptional team. It was yet another quarter of strong new customer onboarding and growth from our existing customer base, with balanced transaction volume increases across verticals. Given our continued investment in the business, driven by strong customer demand generating record cash flows, we remain very well positioned to close out a record 2024 and to drive accelerated growth in 2025.

Revenue for the quarter was up 20% to a record $19.1 million, producing a record adjusted gross profit of $15.7 million and record margin of 83%. Adjusted EBITDA for the quarter was up 25% to $6.7 million, producing an adjusted EBITDA margin of 35%. Adjusted net income increased 23% to $3.1 million for the quarter, resulting in adjusted earnings of 22 cents per diluted share. We generated a record $4.8 million in free cash flow in the quarter.

Within IDI, we added 266 customers sequentially from the second quarter, reflecting strong demand across our verticals. Revenue growth remains robust, led by our Investigative vertical on a percentage basis and closely followed by Emerging Markets and our Financial and Corporate Risk verticals, each achieving impressive double-digit growth in the third quarter. Our Collections vertical continues to demonstrate encouraging signs of a durable recovery. Favorable factors such as asset appreciation and low unemployment are supporting consumers and driving transaction volumes across many of our verticals, while lower-income consumers face ongoing challenges from inflation, high interest rates, and the depletion of government subsidies, which, in turn, lends support to our Collections and other related verticals. Given the current economic landscape and anticipated interest rate reductions, barring unforeseen circumstances, we expect this favorable environment to continue benefiting our business through the remainder of the year and throughout 2025.

FOREWARN continues to solidify its position as the leading proactive safety tool for face-to-face engagement. FOREWARN added 21,091 users during the quarter. Over 500 Realtor® Associations are now contracted to use FOREWARN.

Our achievements year to date have enabled us to strategically invest in our business throughout the year, continuing to execute upon our product roadmap and enhance our go-to-market strategies. After adding thirteen team members in the second quarter, we again added another thirteen team members in the third quarter, with emphasis on various sales and marketing capabilities. Notwithstanding the continued investment in the business, due to the operational leverage of our business model, we still produced record free cash flow, adding approximately $5 million of cash to the balance sheet sequentially from the second quarter. Given the continued momentum we are seeing in the business, we are optimistic that we will close out a record 2024 and drive continued momentum throughout 2025.

Now, I will turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. We had another great quarter, hitting new records for revenue, gross profit and free cash flow. We continue to see strong growth from new customer onboarding and increased volume within the existing customer base. Revenue increased 20% to a record $19.1 million, producing $6.7 million in adjusted EBITDA with a margin of 35% in the third quarter. To date, 2024 has been a great year across the board, hitting record revenue milestones in each quarter and driving strong profitability and cash flow, all while continuing to invest in the business, including our go-to-market strategy.

Turning now to our third quarter results, for clarity, all the comparisons I will discuss today will be against the third quarter of 2023, unless noted otherwise.

Total revenue was a record $19.1 million, a 20% increase over prior year. We produced a record $15.7 million in adjusted gross profit, resulting in a record adjusted gross margin of 83% in the third quarter, up 4-percentage points. Adjusted EBITDA for the quarter was $6.7 million, up 25% over prior year. Adjusted EBITDA margin was 35%, up 1-percentage point. Adjusted net income increased 23% to $3.1 million for the quarter, resulting in adjusted earnings of 22 cents per diluted share.

Moving through the details of our P&L, as mentioned, revenue was $19.1 million for the third quarter. I would note that this is an increase of $1.0 million sequentially from the second quarter when you exclude the one-time transactional revenue customer win that we discussed last quarter. There was no material one-time transactional revenue in the third quarter.

Within IDI, we continue to see strong growth across verticals. Our Investigative vertical continues to outperform, led by Law Enforcement which had its eleventh consecutive quarter of sequential revenue growth. Within our Emerging Markets vertical, we continue to see strong double-digit revenue growth across industries, including Retail, Repossession, Legal, Healthcare, and Government. We also experienced strong double-digit revenue growth within our Financial and Corporate Risk vertical, with both the Insurance and Financial industries being key contributors to the growth. Our Collections vertical had its third consecutive quarter of double-digit revenue growth as we continue to see signs of recovery in the Collections industry. IDI’s Real Estate vertical, which does not include FOREWARN, was down approximately 10% in the third quarter.

As it relates to FOREWARN, we experienced another quarter of strong revenue growth. This is FOREWARN’s eighteenth consecutive quarter of sequential revenue growth.

Our contractual revenue was 77% for the quarter, down 2-percentage points from prior year.

Our gross revenue retention percentage remained unchanged at 94%.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) remained flat at $3.3 million. Adjusted gross profit increased 26% to $15.7 million, producing an adjusted gross margin of 83%, a 4-percentage point increase from prior year.

Sales and marketing expenses increased $1.4 million or 43% to $4.8 million for the quarter. This increase was due primarily to an increase in salaries and benefits from the additional employees added to our sales and marketing team, and the increase in sales commissions.

General and administrative expenses increased $0.8 million or 15% to $6.0 million for the quarter.

Depreciation and amortization increased $0.2 million or 12% to $2.4 million for the quarter.

Our income before taxes increased $0.8 million or 35% to $2.9 million.

Our net income for the quarter decreased $10.8 million or 86% to $1.7 million, which produced earnings of 12 cents per diluted share. Note, prior year third quarter included a one-time deferred income tax benefit of $10.3 million.

Adjusted net income for the quarter increased $0.6 million or 23% to $3.2 million, which produced adjusted earnings of 22 cents per diluted share.

Moving on to the balance sheet. Cash and cash equivalents were $35.7 million at September 30, 2024, compared to $32.0 million at December 31, 2023. Current assets were $45.9million compared to $40.3 million and current liabilities were $4.6 million compared to $4.9 million.

We generated a record $7.2 million in cash from operating activities in the third quarter, compared to generating $5.8 million for the same period in 2023.

We generated a record $4.8 million in free cash flow in the third quarter, compared to generating $3.3 million in the same period 2023.

We did not purchase any shares of Company stock in the third quarter under our stock repurchase program. Year to date, we have purchased a total of 292,744 shares at an average price of $19.81 per share. We have $4.6 million remaining under our stock repurchase program.

In closing, we’ve had three consecutive quarters this year of record revenue, each with approximately 20%-30% revenue growth, strong profitability, and strong cash flow. We expect this momentum to continue in the fourth quarter and throughout 2025. We are extremely proud of the way the team is performing and feel red violet is well positioned to continue this growth trajectory for years to come.

With that, our operator will now open the line for Q&A?

Operator (Operator Instructions)

Our first question comes from the line of Josh Nichols of B. Riley. Josh, your line is open.

Josh Nichols

Yes. Thanks for taking my question. Great to see the record 3Q results. And also I was just digging into the numbers. So a nice increase in IDI customers where you actually added some more subs than what was added in 2Q. I know you've been investing in some additional sales and marketing.

Are you starting to see material results from those newer hires? And is that what's given you so much confidence to start talking about the momentum that you're seeing today continue through 2025?

Derek Dubner

Thanks, Josh. It's Derek. Appreciate the question. Absolutely. As we've been pretty clear on each of the calls and relaying that, the strategic initiatives that we've been investing in over the last 18 months or so, given that we're generating such strong cash flow, enable us to build out the sales and marketing capabilities around certain areas that we're very early in penetrating these verticals.

So, as we add these team members, very highly-qualified individuals in their respective subject matter areas, we're seeing the fruits of that investment. And we've been very pleased with the customer onboarding, gosh, for I would say for the last 18 months.

So, we've been putting up just about at least, at or about, record highs in customer onboarding on a monthly basis, which is a really strong indicator for us, giving us visibility into future sales, of course.

So we feel very confident about the teams we're putting together.

We continue to evaluate productivity and increase that productivity by adding to these teams. And we've just been, it's been a continuation of the strength we've been seeing all year, sort of paying dividends from the investments we've made.

So, because of that, we're very excited about 2025.

Josh Nichols

That's great. And then I think you touched on this briefly in some of the commentary earlier on the call.

But I'm kind of curious, how should we think about the split between what's driving growth in terms of the new customer adds, but also the land and expand strategy and increasing volumes that you kind of touched on briefly with existing customers overall?

Dan MacLachlan

Yes, Josh. Thanks. And this is Dan. Thanks for the question.

So yes, we've done a good job as an organization even at what I would consider kind of small and medium enterprise-sized customers, to not only onboard them with initial volume, but also increase that volume over time.

So as we look at revenue growth this quarter, it's a good combination of both new customer revenue and existing customer growth.

What really excites us about the opportunity ahead is that, as you know we've been working on moving up tier to larger enterprise, larger government customers. And that really is where there's just tremendous opportunity to really land and expand within that customer base because not only are you going in there for one use case and potentially increasing volume there, but you have the opportunity to expand out the organization with additional use cases.

So when we look at this quarter, great growth both in new customer onboarding and existing customers.

But also as we move forward moving up enterprise into larger enterprise, we have even more of an opportunity to grow that existing base and expand. So we're really excited as we continue to move forward on this journey.

Josh Nichols

I appreciate the detail there. And last question for me, then I'll let someone else take a stab at it. Looking at FOREWARN, it's been really impressive growth that's been pretty persistent throughout this year.

I'm just curious now where you think you are in terms of penetration and how much is left in terms of other MLS or Realty agencies that you could continue to penetrate that will drive sustainable growth based on where you are today and the opportunities that remain in the market.

Dan MacLachlan

Sure. Thanks. This is Dan again, and I'll take that question. So yes, today we announced just over 500 associations today. Within the US, there's approximately around 1,100 associations. So still have a lot of go-get within FOREWARN and the real estate industry.

But what we're also looking at now is taking that brand, taking that concept of really that protective safety due diligence tool for user-to-user engagement and expanding it out into additional industries for a number of use cases.

So, plenty of go-get within the real estate industry, as I said, what 500 associations today, about 1,100 associations in total. But really now spending time, resources and investing and looking to take that brand into new industries.

Derek Dubner

Yes. This is Derek also, Josh.

Obviously, the exciting part about FOREWARN is that it's the leading proactive safety tool. And we love the fact that many, many realtor professionals, real estate professionals, provide their feedback to us and express their gratitude in protecting them prior to facing a difficult situation, a dangerous situation.

So, we're very excited about introducing it to other small business ventures and we think it has applicability across many industries.

Josh Nichols

Appreciate it. Thanks, guys. I'll hop back in the queue.

Derek Dubner

Thank you, Josh.

Dan MacLachlan

Thank you, Josh.

Operator

Thank you very much. At this time, I'm showing no further questions. I would now like to turn it back to Derek Dubner for closing remarks.

Derek Dubner

Thank you. We are pleased to deliver another record quarter and a continuation of the strong performance year to date. Given the progress against our strategic initiatives, we are very optimistic about the remainder of the year and 2025. Good afternoon.

Operator

Thank you for your participation in today's conference. This does conclude the program. You may now disconnect.